Exhibit 99.1
Zentalis Pharmaceuticals to Present Phase 1b MUIR Trial Data Showing Encouraging Clinical Activity and Manageable Safety Profile of Azenosertib Plus Paclitaxel in Platinum-Resistant Ovarian Cancer at ASCO 2026
•In an all-comer PROC population, across multiple dose cohorts, manageable safety profile of the combination was observed with low frequency of high-grade adverse events
•Activity of the combined regimen across all dose cohorts achieved 39% ORR and 7.3-month median PFS
•In the 250 mg QD 5:2 intermittent dose cohort, 50% ORR, 9.2-month median DOR, and low frequency of high-grade adverse events was observed, suggesting a potential optimal dose combination

SAN DIEGO, May 21, 2026 — Zentalis® Pharmaceuticals, Inc. (Nasdaq: ZNTL), a clinical oncology innovator advancing late-stage development of investigational first-in-class WEE1 inhibitor azenosertib as a biomarker-driven treatment approach for ovarian cancer, today announced that data from Part 1 of the Phase 1b MUIR trial will be presented at the 2026 American Society of Clinical Oncology (ASCO) Annual Meeting, being held May 29 – June 2, 2026, in Chicago, Illinois. The poster, titled "Azenosertib Plus Paclitaxel for Platinum-Resistant Ovarian Cancer: Results From a Phase 1b Study," will be presented in the Gynecologic Cancer Poster Session (Abstract #5529, Poster Board #195) on June 1, 2026, from 9:00am–12:00pm CDT.

"Paclitaxel is one of the most widely used chemotherapy agents across tumor types, including in ovarian cancer, and these Phase 1b data show encouraging clinical activity and tolerability of adding azenosertib to paclitaxel in an all-comer platinum-resistant ovarian cancer (PROC) setting," said Ingmar Bruns, M.D., Chief Medical Officer of Zentalis Pharmaceuticals. "Establishing the safety, combinability, and efficacy signal of azenosertib with paclitaxel is an important proof of concept — one that we believe speaks to the broad potential of azenosertib across multiple lines of ovarian cancer and other tumor types where taxanes are commonly used. With our core strategic focus on advancing azenosertib in registration-intended trials as a monotherapy in the Cyclin E1-positive PROC population, the MUIR trial represents an important and complementary part of our broader indication expansion strategy."

"In a heavily pre-treated, all-comer patient PROC population where all patients had received prior paclitaxel, we observed meaningful tumor reductions and durable responses with this azenosertib paclitaxel combination, with an overall response rate of 39% and a median PFS of 7.3 months" said Joyce F. Liu, M.D., MPH, Associate Professor at Dana-Farber Cancer Institute and a study investigator. "At the 250 mg 5:2 intermittent dose — the dose thought to offer the optimal therapeutic index — half of patients achieved a response with a median duration of response of 9.2 months. Interestingly, the clinical activity appears similar in both Cyclin E1-positive and Cyclin E1-negative tumors, suggesting that Cyclin E1 status may not be as important in the azenosertib combination setting where the combination agent is inducing replication stress. These results support continued evaluation of azenosertib-taxane combinations in broader ovarian cancer settings and other tumor types where taxanes are part of the standard of care."

MUIR is a multi-part, open-label Phase 1b clinical trial evaluating azenosertib in combination with chemotherapy in patients with ovarian cancer. Part 1 evaluated azenosertib in combination with four chemotherapy regimens in patients with PROC, with data from the paclitaxel arm presented at ASCO as paclitaxel is commonly used across multiple tumor types, including ovarian cancer. Data from the other combination arms will be presented separately at a later date. The findings reflect a December 1, 2025 data cutoff and include 46 patients who received azenosertib across four dose cohorts — 200 mg QD continuously or 200 mg, 250 mg, or 300 mg QD intermittently (5 days on, 2 days off) — in combination with paclitaxel 80 mg/m². All patients had received prior paclitaxel.

Encouraging Activity in All-Comer PROC Population with Activity Across 4 Dose Groups (n=46)
•Overall Response Rate (ORR): 39.1% (95% CI: 25.1–54.6)
•Clinical Benefit Rate (CBR): 58.7% (95% CI: 42.2–73.0)
•Median Duration of Response (DOR): 5.6 months (95% CI: 5.6–9.2)
•Median Progression-Free Survival (PFS): 7.3 months (95% CI: 3.7–7.5)
These results are encouraging in the context of the historical efficacy of paclitaxel monotherapy in PROC, with an ORR of approximately 30% and a median PFS of approximately 4 months.
Clinical activity was broadly comparable in Cyclin E1-positive patients (ORR: 41.4% [95% CI: 23.5-61.1]; median PFS: 7.3 months [95% CI: 3.7-9.1]) and Cyclin E1-negative patients (ORR: 35.7% [95% CI: 12.8-64.9]; median PFS: 5.4 months [95% CI: 1.7-NE]), suggesting that Cyclin E1-positive biomarker status may not be required to derive benefit when azenosertib is combined with a cytotoxic agent.
At the 250 mg intermittent (5:2) dose cohort (n=12), which demonstrated the potential optimal therapeutic index:
•ORR: 50.0% (95% CI: 21.1–78.9), including one complete response
•CBR: 66.7% (95% CI: 34.9-90.1)
•Median DOR: 9.2 months (95% CI: 3.8–NE)
•Median PFS: 5.5 months (95% CI: 1.7–12.9)

Manageable Safety Profile with Low Rate of High-Grade Events Across 4 Dose Cohorts (n=46)
•Most common all-grade treatment-related adverse events (TRAEs): fatigue (60.9%), anemia (58.7%), nausea (52.2%), and neutropenia (50.0%).
•Most frequent Grade ≥3 TRAEs: neutropenia (30.4%) and anemia (19.6%); rates of high-grade fatigue and nausea were less than 10%.
•Serious TRAEs occurred in approximately 20% of patients; the most frequent were fatigue, diarrhea, and neutropenia, each occurred in 2 patients.
•Of 15 patients (32.6%) who discontinued due to adverse events, approximately half discontinued paclitaxel only and were able to continue on azenosertib monotherapy until disease progression
•One G5 event due to sepsis was assessed as related to azenosertib by the investigator (previously reported in June 2024). While the role of azenosertib cannot be excluded, the event may have been attributable to the patient's advanced disease, given the absence of neutropenia and negative blood cultures at the time of the event.
The poster will be available at https://zentalis.com/science/scientific-publications/ after ASCO.
About MUIR Clinical Trial
MUIR (ZN-c3-002) is a multi-part, open-label Phase 1b clinical trial (NCT04516447) evaluating the safety, efficacy, and preliminary clinical activity of azenosertib in combination in patients with ovarian cancer.

Part 1 enrolled patients with platinum-resistant ovarian cancer (PROC) treated with azenosertib in combination with one of four chemotherapy regimens: carboplatin, gemcitabine, pegylated liposomal doxorubicin, or paclitaxel. Primary objectives are safety and tolerability, with key secondary objectives including clinical activity assessed by objective response rate, duration of response, and progression-free survival per RECIST v1.1.

Part 2 is evaluating azenosertib plus bevacizumab as maintenance regimen (first [1L] or second line [2L]) in patients with advanced ovarian, peritoneal, or fallopian tube cancer following platinum-based chemotherapy. The dose expansion portion will evaluate azenosertib at the recommended dose in combination with bevacizumab in patients with platinum-sensitive ovarian cancer in 2L who progressed while on a PARP inhibitor for 1L maintenance. The primary objective is safety and tolerability; secondary objectives include preliminary clinical activity of the combination as assessed by progression-free survival for the dose expansion portion.

About Azenosertib
Azenosertib is an investigational, potentially first-in-class, selective, and orally bioavailable inhibitor of WEE1 currently being evaluated in clinical studies in ovarian cancer and additional tumor types. WEE1 acts as a master regulator of the G1-S and G2-M cell cycle checkpoints, through negative regulation of both CDK1 and CDK2, to prevent replication of cells with damaged DNA. By inhibiting WEE1, azenosertib enables cell cycle progression, despite high levels of DNA damage, thereby resulting in the accumulation of DNA damage and leading to mitotic catastrophe and cancer cell death.
Azenosertib is in late-stage development as a potential treatment for Cyclin E1-positive platinum-resistant ovarian cancer (PROC). There is currently no approved treatment option specifically for this biomarker-selected population which comprises approximately 50% of PROC patients. Cyclin E1 protein overexpression has been established as a sensitive and specific predictive biomarker for identifying patients who could potentially derive benefit from azenosertib treatment, based on retrospective analysis of azenosertib studies in PROC. Validation of the Cyclin E1 companion diagnostic assay is ongoing in the DENALI and ASPENOVA trials.
Azenosertib has been granted Fast Track Designation by the U.S. FDA for the treatment of patients with Cyclin E1-positive platinum-resistant ovarian cancer. Fast Track Designation is intended to facilitate the development and expedite the review of therapies that have the potential to treat serious conditions and address unmet medical needs.
About Zentalis Pharmaceuticals
Zentalis is a clinical oncology innovator developing a treatment approach for ovarian cancer and multiple tumor types. Leveraging therapeutics development and biomarker expertise, Zentalis is advancing monotherapy and combination studies of its investigational first-in-class WEE1 inhibitor, azenosertib. Focused on translating WEE1 science into clinical practice, we aim to equip physicians with a targeted, non-chemo, orally available medicine that enhances treatment experience, choice, and outcomes. Our mission: to unburden cancer patients with more convenience and care.

For more information, please visit www.zentalis.com. Follow Zentalis on LinkedIn at www.linkedin.com/company/zentalis-pharmaceuticals

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the continued development of azenosertib; the clinical and therapeutic potential of azenosertib as a monotherapy and as a combination agent; the potential for azenosertib to be first-in-class; the potential benefits of azenosertib across multiple lines of ovarian cancer and other tumor types the combinability of azenosertib with other agents, including paclitaxel, and the potential benefits thereof; the significance of the referenced results; the presentation of data from other combination arms; the importance of the MUIR trial to the Company’s broader pipeline strategy; the broad franchise potential of azenosertib; the Company’s biomarker-driven strategy for azenosertib; and the Company’s presentation at ASCO. The terms “anticipate,” “advance,” “believe,” “design,” “develop,” “encouraging,” “expect,” “focus,” “intent,” “look forward,” “may,” “objective,” “on track,” “plan,” “position,” “potential,” “runway,” “strategy,” “suggest,” “target,” “upcoming,” and “will” and similar references are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our limited operating history, which may make it difficult to evaluate our current business and predict our future success and viability; we have and expect to continue to incur significant losses; our need for additional funding, which may not be available; our substantial dependence on the success of azenosertib; our plans, including the costs thereof, of development of companion diagnostics; the outcome of preclinical testing and early trials may not be predictive of the success of later clinical trials; potential unforeseen events during clinical trials could cause delays or other adverse consequences; risks relating to the regulatory approval process or ongoing regulatory obligations; our product candidates may cause serious adverse side effects; the interim, initial, “topline,” and preliminary data from our clinical trials may change as more patient data becomes available, and are subject to audit and verification procedures that could result in material changes in the final data; our reliance on third parties; effects of significant competition; the possibility of system failures or security breaches; risks relating to intellectual property; our ability to attract, retain and motivate qualified personnel, and risks relating to management transitions; significant costs as a result of operating as a public company; and the other important factors discussed under the caption “Risk Factors” in our most recently filed periodic report on Form 10-K or 10-Q and subsequent filings with the U.S. Securities and Exchange Commission (SEC) and our other filings with the SEC. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

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Contact:
Aron Feingold
VP, Investor Relations & Corporate Communications
ir@zentalis.com